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Exhibit 21

SUBSIDIARIES OF THE COMPANY

Company	Jurisdiction of Incorporation or Organization
Canadian Hardinge Machine Tools, Ltd.	Canada
Hardinge China Limited	People's Republic of China
Hardinge Machine Tools, Ltd.	United Kingdom
Hardinge, GmbH	Federal Republic of Germany
Hardinge Shanghai Company, Ltd.	People's Republic of China
HTT Hauser Tripet Tschudin	Switzerland
L. Kellenberger & Co., AG	Switzerland
Hardinge EMAG GmbH (50%)	Federal Republic of Germany
Hardinge Taiwan Precision Machinery Limited (51%)	Republic of China (Taiwan)

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  Exhibit 21
SUBSIDIARIES OF THE COMPANY